EXHIBIT 3.4

MOTIENT CORPORATION

(to be renamed TERRESTAR CORPORATION)

CERTIFICATE OF AMENDMENT

TO THE

RESTATED

CERTIFICATE OF INCORPORATION

Motient Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), HEREBY CERTIFIES:

FIRST: The Corporation was originally incorporated under the name “American Mobile Satellite Consortium, Inc.” The present name of the Corporation is Motient Corporation.

SECOND: That the Board of Directors duly adopted resolutions proposing to amend the Corporation’s Restated Certificate of Incorporation (the “Certificate”) as follows below, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor; and

THIRD: That the following amendment was duly adopted and approved by the required percentage of stockholders of the Corporation at the Corporation’s meeting of stockholders on July 12, 2007:

Article I of the Certificate is amended and restated to read in its entirety as follows:

“The name of this corporation is TerreStar Corporation (the “Corporation”).”

IN WITNESS WHEREOF, the undersigned officer has executed this Certificate of Amendment to the Restated Certificate of Incorporation of Motient Corporation (renamed TerreStar Corporation) this 10th day of August, 2007.

By:	/s/ ROBERT H. BRUMLEY
Robert H. Brumley
President and Chief Executive Officer